EXHIBIT 99.1

National Property REIT Corp.
Consolidated Financial Statements
For the years ended December 31, 2024 and 2023
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Consolidated Financial Statements
Table of Contents

Independent Auditor's Report
To the Board of Directors
National Property REIT Corp.

Opinion

We have audited the consolidated financial statements of National Property REIT Corp. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in (deficit) equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche, LLP

Stamford, Connecticut
July 15, 2025

National Property REIT Corp.
Consolidated Balance Sheets

	December 31,
	2024	2023
ASSETS
Real estate assets
Land	$232,385,005	$239,500,846
Building and improvements	2,271,061,106	2,270,308,784
Furniture, fixtures, and equipment	210,004,522	189,100,296
Total real estate assets held for investment	2,713,450,633	2,698,909,926
Less: accumulated depreciation	(539,258,133)	(459,534,036)
Net real estate assets held for investment	2,174,192,500	2,239,375,890
Real estate assets held for sale, net	25,250,000	30,985,546
Total real estate assets, net	2,199,442,500	2,270,361,436
Cash and cash equivalents	48,562,765	66,567,915
Restricted cash	37,278,071	36,248,212
Accounts receivable, net	15,175,142	19,211,544
Interest receivable	934	909
Due from LendingClub Corporation	21	1,202
Due from affiliates	1,734,915	124,676
Preferred equity investments at fair value	14,687,438	14,018,973
Prepaid expenses and other assets	12,768,383	17,599,068
Collateralized loan obligations at fair value	381,508,024	418,761,852
Unsecured consumer loans at fair value	3,409	79,499
Residual interests in securitizations at fair value	2,548,574	2,725,658
Corporate bonds at fair value	18,923,461	16,484,131
Interest rate caps at fair value	13,948,780	20,203,768
Deferred leasing costs, net	16,304	44,263
Lease intangibles, net	81,388	15,426,122
Right-of-use assets	34,691,721	22,373,922
TOTAL ASSETS	$2,781,371,830	$2,920,233,150
LIABILITIES AND DEFICIT
Liabilities
Mortgages payable, net of unamortized discount and debt issuance costs	$2,159,200,108	$2,121,615,056
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	23,476,018	24,616,427
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	180,586,000	196,336,000
Senior secured term loans, net of debt issuance costs	1,049,865,211	1,002,848,924
Accounts payable and accrued expenses	54,124,306	48,259,315
Security deposits	7,692,471	7,599,324
Due to affiliates	12,678,652	13,856,523
Prepaid rent and other liabilities	9,199,783	7,629,080
Lease liabilities	27,975,858	27,556,286
Total liabilities	3,524,798,407	3,450,316,935
Commitments and contingencies (Note 20)
Deficit
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,374,914 and 3,374,914 issued and outstanding, respectively	3,375	3,375
Additional paid-in-capital	19,819,881	19,819,881
Accumulated deficit	(666,689,795)	(545,958,649)
Non-controlling interest	(96,669,988)	(4,058,342)
Total deficit	(743,426,577)	(530,083,785)
TOTAL LIABILITIES AND DEFICIT	$2,781,371,830	$2,920,233,150
See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Balance Sheets
The following presents the portion of the consolidated balances presented above attributable to consolidated variable interest entities.

	December 31,
	2024	2023
Assets
Total real estate assets, net	$89,123,221	$—
Cash and cash equivalents	2,198,766	—
Restricted cash	3,899,073	—
Accounts receivable, net	372,197	—
Due from affiliates	59,500	—
Prepaid expenses and other assets	136,845	—
Total assets	$95,789,602	$—
Liabilities
Mortgages payable, net of unamortized discount and debt issuance costs	244,728,474	—
Accounts payable and accrued expenses	6,322,452	—
Security deposits	577,089	—
Due to affiliates	68,526	—
Prepaid rent and other liabilities	249,260	—
Total liabilities	$251,945,801	$—

National Property REIT Corp.
Consolidated Statements of Operations

	Years Ended December 31,
	2024	2023
Income
Rental income	$311,574,292	$305,463,927
Interest income	65,836,125	62,971,464
Other tenant income	55,467,527	56,366,764
Total income	432,877,944	424,802,155
Costs and expenses
Property operating expenses	180,998,282	172,561,141
Management fees	15,478,510	15,192,515
Depreciation and amortization	115,111,438	105,903,894
General and administrative expenses	32,145,114	30,666,091
Total costs and expenses	343,733,344	324,323,641
Other (expense) income
Interest and debt expense	(260,856,522)	(275,297,786)
Fair value adjustments, net	1,142,757	(11,724,724)
Gain on sale of real estate assets	52,255,892	43,417,987
Impairment loss	(221,731)	—
Total other (expense) income, net	(207,679,604)	(243,604,523)
Loss before income tax	(118,535,004)	(143,126,009)
Income tax benefit (expense)	1,230	(3,573)
Net loss	(118,533,774)	(143,129,582)
Income attributable to non-controlling interest	(2,181,747)	(10,159,343)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net loss attributable to common shares	$(120,731,146)	$(153,304,550)

See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit)	Non-Controlling Interest	Total (Deficit)
Balance at December 31, 2022	$109,950	$3,351	$15,219,904	$(392,654,099)	$(377,320,894)	$2,521,451	$(374,799,443)
Issuance of common shares	—	24	4,599,977	—	4,600,001	—	4,600,001
Contribution from non-controlling interest	—	—	—	—	—	7,052,476	7,052,476
Dividends on common shares	—	—	—	—	—	—	—
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(23,791,612)	(23,791,612)
Net (loss) income	—	—	—	(153,288,925)	(153,288,925)	10,159,343	(143,129,582)
Balance at December 31, 2023	109,950	3,375	19,819,881	(545,958,649)	(526,025,443)	(4,058,342)	(530,083,785)
Issuance of common shares	—	—	—	—	—	—	—
Contribution from non-controlling interest	—	—	—	—	—	5,670,193	5,670,193
Dividends on common shares	—	—	—	—	—	—	—
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(100,463,586)	(100,463,586)
Net (loss) income	—	—	—	(120,715,521)	(120,715,521)	2,181,747	(118,533,774)
Balance at December 31, 2024	$109,950	$3,375	$19,819,881	$(666,689,795)	$(646,756,589)	$(96,669,988)	$(743,426,577)

See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(118,533,774)	$(143,129,582)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	109,510,602	105,409,244
Amortization of in-place leases	5,279,119	95,686
Amortization of leasing commissions	53,087	129,176
Amortization of other deferred leasing costs	640	1,246
Amortization of above market leases	267,990	268,542
Amortization of right-of-use assets	2,148,229	2,512,569
Amortization of debt issuance costs and debt discounts and premiums	10,203,775	8,240,872
Amortization of corporate bonds	(285,299)	(81,326)
Amortization of discount on collateralized loan obligations	(6,369,041)	(3,590,031)
Accretion of PIK on collateralized loan obligations	(1,331,173)	(1,155,562)
Fair value adjustments of collateralized loan obligations	(5,441,475)	9,032,496
Fair value adjustments of unsecured consumer loans	(291,160)	(533,648)
Fair value adjustments of residual interests in securitizations	231,305	1,520,787
Fair value adjustments of corporate bonds	(2,154,031)	(4,785,855)
Fair value adjustments of preferred equity investment	345,209	—
Fair value adjustments of interest rate caps	6,593,686	7,684,262
Purchases of interest rate caps	(1,719,000)	(2,163,902)
Sales of interest rate caps	1,380,302	—
Realized gain/loss on collateralized loan obligations	(426,291)	(1,193,318)
Gain on sale of real estate assets	(52,255,892)	(43,417,987)
Impairment loss	221,731	—
Loss/(gain) on early extinguishment of debt	1,379,104	(245,147)
Income from accretion on residual interests in securitizations	(58,298)	608,759
Accretion of PIK on preferred equity investments	(1,013,674)	(945,108)
Changes in operating assets and liabilities:
Accounts receivable	4,036,402	3,362,141
Interest receivable	(25)	7,166
Due to affiliates	(1,610,239)	929,158
Due from affiliates	(1,177,871)	2,681,377
Prepaid expenses and other assets	4,830,685	(6,131,347)
Accounts payable and accrued expenses	2,635,472	4,974,282
Security deposits	93,147	1,004,470
Prepaid rent and other liabilities	1,570,703	(703,387)
Deferred leasing costs	(25,768)	(63,089)
Lease liabilities	419,572	56,176
Net cash used by operating activities	(41,492,251)	(59,620,880)
Cash flows from investing activities:
Acquisition of real estate assets	(75,437,865)	—
Additions to real estate assets	(58,463,830)	(78,753,021)
Acquisition of lease intangibles	(5,260,693)	—
Proceeds from disposition of real estate assets	151,165,999	88,420,521
Purchases of collateralized loan obligations	(32,723,543)	(14,876,274)
Principal payments received on collateralized loan obligations	75,731,371	5,187,500
Proceeds from disposition of collateralized loan obligations	7,813,980	12,579,510
Principal payments received on unsecured consumer loans	78,597	975,095
Proceeds from recoveries and sales of charged-off loans	288,653	—
Principal payments received on securitized residual interests	4,077	3,684,914
Decrease in due from LendingClub Corporation	1,181	19,554
Net cash provided by investing activities	63,197,927	17,237,799

National Property REIT Corp.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2024	2023
Cash flows from financing activities:
Proceeds from mortgages payable	280,375,391	18,278,148
Repayments of mortgages payable	(244,515,817)	(57,831,277)
Proceeds from reverse repurchase facilities	24,296,000	828,000
Repayments of reverse repurchase facilities	(40,046,000)	(610,000)
Proceeds from senior secured term loan	175,671,692	225,646,619
Repayments of senior secured term loan	(135,256,253)	(86,950,000)
Payment of debt issuance costs	(3,635,776)	(15,475,530)
Payment of debt extinguishment costs	(761,186)	386,286
Proceeds from issuance of common stock	—	4,600,001
Dividends on preferred shares	(15,625)	(15,625)
Contributions from non-controlling interest	5,670,193	7,052,476
Distributions to non-controlling interests	(100,463,586)	(23,791,612)
Net cash (used in) provided by financing activities	(38,680,967)	72,117,486
Net (decrease) increase in cash, cash equivalents, and restricted cash	(16,975,291)	29,734,405
Cash, cash equivalents, and restricted cash, beginning of year	102,816,127	73,081,722
Cash, cash equivalents, and restricted cash, end of year	$85,840,836	$102,816,127

Supplemental Disclosures
Cash paid (received) during the period for:
Interest expense	$247,858,658	$267,042,352
Income taxes (benefit)	$(1,230)	$3,573
Non-cash investing and financing activities:
Accrued additions to real estate assets	$7,607,811	$4,378,292
Senior secured term loan interest paid-in-kind	$2,339,329	$955,839

        See Notes to Consolidated Financial Statements.

National Property REIT Corp
Notes to Consolidated Financial Statements
1.Organization
References herein to the "Company," "we," "us," or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.
The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.
NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly-owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company’s common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owned a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly-owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC (the "Resort"), an entity that owned a multi-family real estate property. On May 1, 2015, APRC contributed to the Company ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owned a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly-owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer."
On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments."
In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.
National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").
ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").
ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, hold unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, hold unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October

National Property REIT Corp
Notes to Consolidated Financial Statements
5, 2015, hold unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. LendingClub Corporation and Springstone are hereafter collectively referred to as "LendingClub". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.
NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.
National General Lending Limited ("NGL"), a wholly-owned entity of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations (“CLOs”). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly-owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.
2.Significant Accounting Policies
a.Principles of Reporting and Use of Estimates
The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.
Management makes significant estimates regarding the allocation of a property’s purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.
As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.
b.Basis of Consolidation and Transfers of Financial Assets
The accompanying consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the consolidated balance sheets and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.
For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors (a) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, (b) are unable to direct the entity’s activities, or (c) are not exposed to the entity’s losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both (a) the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation/right to absorb losses and receive benefits from the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

National Property REIT Corp
Notes to Consolidated Financial Statements
From time to time, we may invest in preferred equity investments. In determining the accounting treatment to be applied to preferred equity transactions, we evaluate whether the joint venture entity is a VIE and, if so, whether the VIE should be consolidated.
Based on our evaluations, we have concluded that our preferred equity investments are VIEs. We are primary beneficiary of one of the investments which is consolidated. The Company has determined that the other preferred equity investment should not be consolidated. Where the requirements for consolidation are not met, the investment is accounted for under the equity method of accounting. When the Company elects the fair value option for unconsolidated entities, the Company records its share of net asset value of the entity and any related unrealized gains and losses. See Note 7 for details of the preferred equity investments.
c.Purchase Accounting and Acquisitions of Real Estate
The Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.
Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.
The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	15 to 54 years
Improvements	2 to 14 years
Furniture, fixtures, and equipment	2 to 14 years
Depreciation expense for the years ended December 31, 2024 and 2023 was $109,510,602 and $105,409,244, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations.
The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.
The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant’s credit quality, among other factors.
The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $5,600,836 and $494,650 for the years ended December 31, 2024 and 2023, respectively.

National Property REIT Corp
Notes to Consolidated Financial Statements
d.Impairment of Real Estate
The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset’s carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2024 and 2023, the Company recorded $221,731 and $0, respectively, of impairment charges related to real estate assets.
e.Assets Held for Sale and Discontinued Operations
The Company classifies certain real estate assets as held for sale on the consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2024 and 2023.
f.Environmental Matters
Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2024 and 2023, the Company is not aware of any environmental matters that would have an impact on the consolidated financial statements.
g.Fair Value Measurements
In accordance with ASC Topic 820, Fair Value Measurement ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
•Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
•Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
•Level 3 - unobservable inputs that are used when little or no market data is available.
The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company’s assessment of fair value.
The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying consolidated balance sheets.

National Property REIT Corp
Notes to Consolidated Financial Statements
h.Fair Value of Financial Instruments
Pursuant to ASC Topic 825, Financial Instruments ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, certain preferred equity investments, and reverse repurchase facilities at fair value on the consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, (a) unsecured consumer loans charged off, recoveries, and realized gains (losses), and (b) net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, preferred equity investments, and reverse repurchase facilities are recorded as fair value adjustments on the consolidated statements of operations.
i.Revenue Recognition
Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short‑term in nature. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.
Rental income can be comprised of fixed and variable lease payments. The following table shows the details of rental income for the years ended December 31, 2024 and 2023:

	2024	2023
Fixed rent	$322,876,360	$318,320,196
Less: write-off of tenant receivables	(11,302,068)	(12,856,269)
Total rental income	$311,574,292	$305,463,927
Minimum future rental receipts under the noncancelable portion of commercial tenant leases, assuming no new or renegotiated leases, for the next five years and thereafter are as follows:

Year	Rental Receipts
2025	$209,968
2026	$209,968
2027	$209,968
2028	$209,968
2029	$86,911
Thereafter	$—
Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period earned.
Gains and losses on the sale of real estate are recognized pursuant to ASC 610, Gains and Losses from the Derecognition of Nonfinancial Assets. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For

National Property REIT Corp
Notes to Consolidated Financial Statements
a partial sale of real estate resulting in a transfer of control, the Company measures any non-controlling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.
j.Cash and Cash Equivalents
The Company considers all highly-liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly-liquid overnight investment in money market funds. As of December 31, 2024 and 2023, the Company had cash and cash equivalents of $48,562,765 and $66,567,915, respectively. As of December 31, 2024 and 2023, $1,093,880 and $19,072,596 of the cash and cash equivalents, respectively, disclosed on the consolidated balance sheets represent investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.
k.Restricted Cash
Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, capital improvements and other restricted deposits. The Company had restricted cash of $37,278,071 and $36,248,212 as of December 31, 2024 and 2023, respectively. Total cash and cash equivalents, and restricted cash was $85,840,836 and $102,816,127 as of December 31, 2024 and 2023, respectively.
l.Unsecured Consumer Loans
Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company’s agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the total balance of the unsecured consumer loans on the consolidated balance sheets. This results in a fair value adjustment on the consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third-parties are recorded as received, net of fees.
m.Due from Lending Platforms
LendingClub is an online marketplace lending platform from which we purchase unsecured consumer loans. The Due from LendingClub Corporation amounts presented on the consolidated balance sheets represent cash deposited at LendingClub.
n.Accounts Receivable Deemed Uncollectible
The Company monitors its accounts receivable on a tenant-by-tenant basis and if cash collection is deemed not probable, the Company establishes a full reserve for the individual tenant's outstanding balance. For the remaining receivable balance, the Company establishes and maintains a general reserve reflecting the Company's expectation that a portion of the operating receivables will not be collected. As of December 31, 2024 and 2023, $2,791,283 and $5,172,932, respectively, was deemed uncollectible and is included as accounts receivable, net, within the consolidated balance sheets.
o.Asset Management and Management Services
Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.
p.Debt Issuance Costs and Unamortized Debt Discounts
The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight‑line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt

National Property REIT Corp
Notes to Consolidated Financial Statements
discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying consolidated balance sheets.
At December 31, 2024 and 2023, the Company had net debt issuance costs and debt discounts of $19,187,436 and $26,351,634, respectively. Amortization of debt issuance costs and debt discounts of $10,203,775 and $8,240,872 is included in interest expense in the consolidated statements of operations for the years ended December 31, 2024 and 2023, respectively.
q.Non-controlling Interests
Non-controlling interests are comprised of the Company’s joint venture partners’ interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third-parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).
r.Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.
The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, Income Taxes. Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2024 and 2023, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.
ASC 740, Income Taxes ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2024 and 2023, we did not have a liability for any unrecognized tax benefits. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2018.
The Company’s policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2024 and 2023, no interest and penalties have been accrued.

National Property REIT Corp
Notes to Consolidated Financial Statements
s.Concentration of Counterparty Risk and Credit Risk
In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.
t.Servicing, Collection and Upfront Fees
The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.
u.Collateralized Loan Obligations ("CLOs")
The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third-party collateral managers with industry experience. The outstanding investments range in expected maturity from July 2028 to July 2034 and pays interest based on the three-month SOFR (“3MS”) plus 5.20% to 9.23%.
CLOs purchased are recorded on the trade date. Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for Depository Trust Company bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.
Gains or losses from the sale of CLOs are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the consolidated statements of operations as a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
v.Corporate bonds
The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. Gains or losses from the sale of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
w.Interest rate caps
In order to manage the risks associated with the variable rate financing of the mortgage, the Company may enter into various interest rate cap agreements. The cap agreements have initial notional values equal to the original loan amount of the related mortgages.
Derivative instruments not meeting the criteria for hedge accounting are recorded at fair value on the consolidated balance sheets with any change in fair value reflected in the consolidated statement of operations in the period of change. The fair value of the interest rate caps as of December 31, 2024 and 2023 was $13,948,780 and $20,203,768, respectively. For the year ended December 31, 2024 and 2023, there was loss of $6,593,686 and $7,684,262, respectively, recorded for the fair value of the interest rate caps.
x.Recent accounting pronouncements
In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-04 establishing Accounting Standards Codification ("ASC") Topic 848, Reference Rate Reform, and in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope

National Property REIT Corp
Notes to Consolidated Financial Statements
(collectively, "ASC 848"). ASC 848 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives, and other contracts. The guidance in ASC 848 is optional and may be elected over time as reference rate reform activities occur. In December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848 (“ASU 2022-06”) which was issued to defer the sunset date of ASC 848 to December 31, 2024. As of December 31, 2023, the Company has transitioned LIBOR- indexed debt and derivatives to SOFR.
3.Recent Real Estate Transactions
Acquisition of Real Estate Assets Held for Investment
During 2024, the Company acquired the following properties:
•On January 19, 2024, the Company acquired The Apex Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $34,225,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $27,712,000.
•On January 19, 2024, the Company acquired The Parkton Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $45,775,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $37,090,000.
During 2023, the Company did not acquire any properties.
The below listed 2024 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2024 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles	Total Purchase Price
2024 Acquisitions:
The Apex Apartments	$2,230,231	$28,703,896	$671,134	$605,053	$2,352,068	$34,562,382
The Parkton Apartments	2,407,070	39,077,117	1,087,713	655,650	2,908,626	46,136,176
Total 2024:	$4,637,301	$67,781,013	$1,758,847	$1,260,703	$5,260,694	$80,698,558
The weighted average amortization period of acquired in-place leases was approximately six months for the year ended December 31, 2024.
Summarized information regarding properties sold during the years ended December 31, 2024 and 2023 is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2023 Dispositions:
West 22	10/27/2023	Student Housing	$89,000,000	$43,417,987
Total 2023:			$89,000,000	$43,417,987
2024 Dispositions:
University Crossing	5/9/2024	Student Housing	$16,000,000	$57,087
Orchard Village	5/30/2024	Multi-Family	48,500,000	20,676,005
Dylan at Grayson	11/14/2024	Multi-Family	56,650,000	13,569,512
Arlington Park	11/18/2024	Multi-Family	20,000,000	10,582,936
Filet of Chicken	5/9/2024	Industrial	12,000,000	7,370,352
Total 2024:			$153,150,000	$52,255,892
4.Real Estate Assets
The Company’s ownership interests in real estate properties range from 15% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these consolidated financial statements.

National Property REIT Corp
Notes to Consolidated Financial Statements
The Company’s real estate assets consisted of the following as of December 31, 2024 and 2023:

	Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation
						2024	2023
1	Filet of Chicken*	10/24/2012	100.0%	Industrial	Forest Park, GA	$—	$3,904,473
2	Arlington Park	5/8/2013	93.3%	Multi-Family	Marietta, GA	—	9,139,353
3	Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	974,482	1,027,561
4	Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	783,978	828,274
5	Abbie Lakes	9/30/2014	15.0%	Multi-Family	Canal Winchester, OH	9,682,909	9,896,318
6	Brooksedge	9/30/2014	15.0%	Multi-Family	Reynoldsburg, OH	8,880,570	9,319,103
7	Reserve at Abbie Lakes	9/30/2014	15.0%	Multi-Family	Canal Winchester, OH	21,089,030	21,904,002
8	Lake's Edge	9/30/2014	15.0%	Multi-Family	Pickerington, OH	9,051,519	9,408,695
9	Sunbury Ridge	9/30/2014	15.0%	Multi-Family	Columbus OH	10,619,961	11,031,109
10	Stonebridge	9/30/2014	15.0%	Multi-Family	Blacklick, OH	14,882,568	15,647,208
11	Jefferson Chase	9/30/2014	15.0%	Multi-Family	Blacklick, OH	9,726,933	10,080,770
12	Lake Ridge	10/29/2014	15.0%	Multi-Family	Hilliard, OH	5,189,731	5,394,500
13	Orchard Village*	11/5/2015	80.0%	Multi-Family	Aurora, IL	—	27,081,074
14	Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	40,288,605	41,332,877
15	Hawks Ridge*	9/28/2016	67.0%	Student Housing	Iowa City, IA	25,250,000	26,089,935
16	Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	9,982,380	10,436,617
17	Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	13,505,131	13,943,798
18	District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	28,968,233	30,373,105
19	Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	5,417,234	5,659,634
20	University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	—	16,306,972
21	Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	158,694,712	161,985,415
22	Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	80,329,673	82,257,521
23	Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	13,293,548	13,616,312
24	Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	13,989,544	14,350,028
25	Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	43,995,171	45,837,049
26	Steeplechase	1/9/2018	92.5%	Multi-Family	Largo, MD	37,922,385	39,329,697
27	Olentangy Commons	6/1/2018	92.5%	Multi-Family	Columbus, OH	99,552,645	102,151,039
28	Villages of Wildwood	7/20/2018	92.5%	Multi-Family	Fairfield, OH	42,284,782	43,375,585
29	Falling Creek	8/8/2018	90.0%	Multi-Family	Richmond, VA	20,756,619	21,167,327
30	Crown Pointe	8/30/2018	80.0%	Multi-Family	Danbury, CT	92,572,568	94,814,557
31	Lorring Park	10/30/2018	80.0%	Multi-Family	Forestville, MD	53,543,395	55,243,926
32	Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	69,914,347	74,459,472
33	The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	23,489,254	24,016,497
34	Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	73,121,634	75,288,872
35	Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	37,512,954	38,871,852
36	Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	18,702,090	19,336,157
37	Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	39,374,874	40,453,291
38	Hampton on Jupiter	11/2/2020	80.0%	Multi-Family	Dallas, TX	32,629,129	34,175,498
39	Palmetto Creek	11/10/2020	90.0%	Multi-Family	North Charleston, SC	30,735,622	31,094,893
40	Valora at Homewood	11/19/2020	90.0%	Multi-Family	Homewood, AL	82,501,214	78,484,621
41	The Dylan at Fairburn	12/14/2020	100.0%	Multi-Family	Fairburn, GA	46,680,087	47,783,160
42	The Dylan at Grayson	12/14/2020	100.0%	Multi-Family	Grayson, GA	—	43,674,038
43	Chimneys of Greenville	1/27/2021	100.0%	Multi-Family	Taylors, SC	18,027,510	17,361,445
44	The Laurel Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	53,252,483	54,727,859
45	The Willows Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	18,599,333	20,092,408
46	The Edge at Clear Lake	3/12/2021	80.0%	Multi-Family	Webster, TX	30,570,056	31,762,298
47	Pear Orchard	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	46,120,559	46,840,841
48	Lakeshore Landing	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	20,221,447	20,882,326
49	Reflection Pointe	6/28/2021	80.0%	Multi-Family	Flowood, MS	39,577,244	38,311,181
50	Crosswinds	6/28/2021	80.0%	Multi-Family	Pearl, MS	38,540,480	40,131,416
51	Elliot Norcross	11/30/2021	90.0%	Multi-Family	Norcross, GA	127,806,841	127,042,727
52	West Vue	12/30/2021	90.0%	Multi-Family	Orlando, FL	79,720,601	81,413,379
53	Enclave at Wolfchase	3/18/2022	100.0%	Multi-Family	Cordova, TN	75,649,394	76,391,342
54	Twin Oaks	3/18/2022	100.0%	Multi-Family	Hattiesburg, MS	43,702,625	42,968,788

National Property REIT Corp
Notes to Consolidated Financial Statements

	Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation
						2024	2023
55	Lancaster Place	3/18/2022	100.0%	Multi-Family	Calera, AL	34,500,435	35,116,710
56	Rutland Place	3/18/2022	100.0%	Multi-Family	Macon, GA	27,519,161	27,745,458
57	Southport Crossing	3/29/2022	92.5%	Multi-Family	Indianapolis, IN	46,160,902	47,177,090
58	Cheyenne	5/26/2022	90.0%	Senior Living	Cheyenne, WY	26,058,205	26,504,526
59	Pueblo	5/26/2022	90.0%	Senior Living	Pueblo, CO	29,594,448	30,145,406
60	Stillwater	5/26/2022	90.0%	Senior Living	Stillwater, OK	25,121,014	25,406,324
61	Kokomo	5/26/2022	90.0%	Senior Living	Kokomo, IN	19,425,404	19,767,727
62	Apex	1/19/2024	100.0%	Multi-Family	Cincinnati, OH	31,293,064	—
63	Parkton	1/19/2024	100.0%	Multi-Family	Cincinnati, OH	42,091,783	—
	Total real estate assets, net					$2,199,442,500	$2,270,361,436
	*Properties are held for sale and separately disclosed on the consolidated balance sheets.
5.Lease Intangibles
Lease intangibles consist of the following:

	As of December 31, 2024			As of December 31, 2023
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$106,353,044	$(106,324,264)	$28,780	$106,347,193	$(106,046,555)	$300,638
Above-market leases	—	—	—	15,689,752	(955,734)	14,734,018
Below-market leases	—	—	—	—	—	—
Tenant relationships	—	—	—	239,208	(71,870)	167,338
Deferred leasing costs	178,671	(126,063)	52,608	635,325	(411,197)	224,128
Total	$106,531,715	$(106,450,327)	$81,388	$122,911,478	$(107,485,356)	$15,426,122
Future amortization expense for the Company’s lease intangibles is as follows:

Year	Amortization Expense
2025	$18,425
2026	$18,425
2027	$18,425
2028	$18,425
2029	$7,688
Thereafter	$—
6.Real Estate Assets Held for Sale
As of December 31, 2024, the real estate assets held by Hawks Ridge met the criteria to be classified as held for sale. Held for sale liabilities includes only the mortgage payable balance which is presented separately in the consolidated Balance Sheet. The Company entered into a purchase and sale agreement with an unrelated third-party on November 6, 2024. Hawks Ridge sale closed on February 27, 2025, resulting in the recognition of a loss in the amount of $242,606. For the year ended December 31, 2024 the Company recorded $221,731 of impairment charges related to real estate assets.
As of December 31, 2023, the real estate assets held by Filet of Chicken and Orchard Village met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third-party on January 26, 2024 and May 13, 2024, respectively. Filet of Chicken sale closed on May 9, 2024, resulting in the recognition of a gain in the amount of $7,370,352. Orchard Village sale closed on May 30, 2024, resulting in the recognition of a gain in the amount of $20,676,005.

National Property REIT Corp
Notes to Consolidated Financial Statements

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2024	December 31, 2023
Land	$3,840,070	$5,229,284
Building and improvements	28,767,529	39,088,662
Furniture, fixtures, and equipment	2,369,041	1,604,198
Less: accumulated depreciation	(9,726,640)	(14,936,598)
Total real estate assets held for sale, net	$25,250,000	$30,985,546
7.Preferred Equity Investments
Terraces at Perkins Rowe - Unconsolidated VIE
On November 14, 2022, the Company, together with a joint venture partner, acquired Terraces at Perkins Rowe (“Terraces”), a multi-family property located in Baton Rouge, LA for an aggregate purchase price of $41,400,000. The investment is structured as a preferred equity investment that incorporates debt-like return metrics. The Company receives SOFR + 2% cash return each month with additional 7% paid-in-kind (PIK) accrued to the Company’s outstanding capital balance. While there is no stated maturity date for this investment, the Company has a put option at the end of 5-year hold period that it intends to exercise. During the year ended 2024 and 2023, the Company recognized total dividend income of $2,077,549 and $1,921,054, respectively, which is included as other income on the consolidated statement of operations.
For the Terraces preferred equity investment, the Company determined that it is not the primary beneficiary and not required to consolidate, and is subject to equity method investment guidance. The Company elected the fair value option for the Terraces preferred equity investment.
The Company determined that as of December 31, 2024 and 2023, the fair value of the Terraces preferred equity investment was $14,687,438 and $14,018,973, respectively. During the years ended 2024 and 2023, the Company recorded unrealized loss of $345,209 and $0, respectively, which is included as fair value adjustments on the consolidated statement of operations. As of December 31, 2024 and 2023, the Company owned 100% of the preferred equity interests and did not own common equity.
Cortland Portfolio - Consolidated VIE
On September 30, 2014, the Company, together with a joint venture partner, acquired Columbus OH Apartment HoldCo, LLC, (“Cortland”), a multi-family portfolio located in Columbus, OH for an aggregate purchase price of $114,377,000. On June 28, 2024, the Company funded $35,300,000 as a preferred equity investment in connection with the recapitalization of the Cortland Portfolio. Upon recapitalization, our common ownership percentage in the Cortland joint venture changed from 79.1% to 15%.
The Cortland preferred equity investment incorporates debt-like return metrics. The Company receives 8% cash return each month with additional 7% paid-in-kind (PIK) accrued to the Company’s outstanding capital balance. There is a mandatory redemption date set as the earlier of July 1, 2029, and the date all projects and all other assets have been sold to third parties.
We determined that Cortland is a VIE and subject to consolidation since we are the primary beneficiary with power to direct activities and rights to receive significant benefits.
8.Involuntary Conversions
During 2024 and 2023, the Company did not record any gain or loss from involuntary conversion of real estate assets.
9.Unsecured Consumer Loans
The Company’s portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2024, the portfolio consisted of 4 loans having an average outstanding principal balance of $854 and a maximum balance of $50,000 at the time of origination. As of December 31, 2024, the unsecured consumer loans were issued with stated interest rates ranging from 11.5% to 21.5% with a weighted average interest rate of 14.6% based on outstanding principal of the unsecured consumer loans. As of December 31, 2023, the portfolio consisted of 27 loans having an average outstanding principal balance of $3,037 and maximum balance of $50,000 at the time of origination. As of December 31, 2023, the unsecured consumer loans were issued with stated

National Property REIT Corp
Notes to Consolidated Financial Statements
interest rates ranging from 9.0% to 25.0% with a weighted average interest rate of 15.4% based on outstanding principal of the unsecured consumer loans.
The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.
The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score (“FICO score”) obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.
Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.
The following table summarizes the Company's unsecured consumer loans held as of December 31, 2024:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$3,022	$3,038	11.5% - 20.5%	13.7%
Prime	394	394	21.5% - 21.5%	21.5%
Near Prime	—	—	0% - 0%	—%
Total Loans	$3,416	$3,432		14.6%
* Based on outstanding principal of the unsecured consumer loans.
The following table summarizes the Company's unsecured consumer loans held as of December 31, 2023:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$45,080	$45,098	9.0% - 20.5%	13.4%
Prime	36,932	34,401	13.5% - 25.0%	17.9%
Near Prime	—	—	0.0% - 0.0%	—%
Total Loans	$82,012	$79,499		15.4%
* Based on outstanding principal of the unsecured consumer loans.
The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2024			December 31, 2023
Delinquency Status	Outstanding Principal	Fair Value	% of Total	Outstanding Principal	Fair Value	% of Total
Current	$3,416	$3,432	100.00%	$75,846	$75,693	92.50%
1 - 30 days	—	—	—%	3,832	2,541	4.70%
31 - 60 days	—	—	—%	1,385	1,265	1.70%
61 - 90 days	—	—	—%	949	—	1.10%
91 - 120 days	—	—	—%	—	—	—%
Total Loans	$3,416	$3,432	100.00%	$82,012	$79,499	100.00%

National Property REIT Corp
Notes to Consolidated Financial Statements
10.Collateralized Loan Obligations
NGL invests in the junior debt tranches of collateralized loan obligation (“CLO”) vehicles that in turn own pools of Senior Secured Loans. The credit risk of a CLO is dependent on the underlying assets within the portfolio. For “traditional” CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a predetermined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.
Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on SOFR.
The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus SOFR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or maturity. As of December 31, 2024, based on outstanding notional balance, 31.7% of the portfolio was invested in single-B rated tranches and 68.3% of the portfolio in BB rated tranches with a fixed spread plus LIBOR and/or SOFR at the most recent reset date.
As of December 31, 2024, the outstanding investment of CLOs comprised of 101 investments with a fair value of $381,508,024 and a face value of $402,127,882. The average outstanding note is approximately $3,981,464 with an expected maturity date ranging from July 2028 to July 2034 and a weighted average expected maturity of 60.0 years as of December 31, 2024. Coupons range from three-month SOFR (“3MS”) plus 5.20% to 9.23% with a weighted average coupon of 3MS + 6.90%.
As of December 31, 2023, the outstanding investment of CLOs comprised of 97 investments with a fair value of $418,761,852 and a face value of approximately $447,833,784. The average outstanding note is approximately $4,617,000 with a stated maturity date ranging from October 2026 to April 2032 and a weighted average stated maturity of 6.0 years as of December 31, 2023. Coupons range from three-month SOFR (“3MS”) plus 5.20% to 9.23% with a weighted average coupon of 3ML + 6.63%.
The Company purchased $32,723,543 and $14,876,274, respectively, of CLOs from various third-party brokers during the year ended December 31, 2024 and 2023, respectively, which are held by the Bank of New York Mellon as custodian.
11.Fair Value of Financial Instruments
The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.
In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.
Most of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2024 and 2023.
During the year ended December 31, 2023, NGL’s repurchase agreements were transferred from Level 3 to Level 2 at January 1, 2023 and are held at cost.
Unsecured Consumer Loans, Residual Interests in Securitizations, Collateralized Loan Obligations, and Preferred Equity Investment
The unsecured consumer loans, residual interests in securitizations, and collateralized loan obligations do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. See Note 9 for details of the unsecured consumer loans.
NGL qualifies as an investment company pursuant to ASC Topic 946, Financial Services-Investment Companies. Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.

National Property REIT Corp
Notes to Consolidated Financial Statements
In determining the range of values for our investments in CLOs, management utilizes an independent valuation firm that uses a discounted multi-path cash flow model. The valuations were accomplished through the analysis of the CLO deal structures to identify the risk exposures from the modeling point of view as well as to determine an appropriate call date (i.e., expected maturity). These risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations to generate probability-weighted (i.e., multi-path) cash flows for the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, and relevant data in the CLO market and certain benchmark credit indices are considered, to determine the value of each CLO investment.
The significant unobservable input used to value the CLOs is the discount rate applied to the estimated future cash flows expected to be received from the underlying investment, which includes both future principal and interest payments. Included in the consideration and selection of the discount rate are the following factors: risk of default, comparable investments, and call provisions. An increase or decrease in the discount rate applied to projected cash flows, where all other inputs remain constant, would result in a decrease or increase, respectively, in the fair value measurement.
The interests we have acquired in CLOs are generally thinly traded or have only a limited trading market. CLOs are typically privately offered and sold, even in the secondary market. As a result, investments in CLOs may be characterized as illiquid securities. In addition to the general risks associated with investing in debt securities, CLO residual interests carry additional risks, including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) our investments in CLO tranches will likely be subordinate to other senior classes of note tranches thereof; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO investment or unexpected investment results. Our net asset value may also decline over time if our principal recovery with respect to CLO debt is less than the cost of those investments. Our CLO investments and/or the CLOs’ underlying senior secured loans may prepay more quickly than expected, which could have an adverse impact on our value. These investments are classified as Level 3 in the fair value hierarchy.
The preferred equity investment’s fair value is calculated quarterly by independent valuation agents by adding the present value of the monthly dividend income cash flows and present value of the current equity balance through September 30, 2027, which is a five-year hold period since acquisition. The projected monthly dividend payments assumes no PIK capitalization. The difference between the fair value calculation and total debt receivable is recorded as an unrealized gain/loss on the consolidated statements of operations.
Corporate Bonds, Interest Rate Caps and Repurchase Agreements
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
On a recurring basis, the Company measures its interest rate cap at its estimated fair value. In determining the fair value of the Company's derivatives, the Company uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that as of December 31, 2024, the impact of the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the fair value of the derivative is considered to be based primarily on Level 2 inputs.
Repurchase agreements are collateralized with a portion of the CLO investments and the carrying value of the repurchase agreement approximates fair value as of December 31, 2024.
The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, preferred equity investments and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2024.

National Property REIT Corp
Notes to Consolidated Financial Statements

	Level 1	Level 2	Level 3	Total
Assets
Unsecured consumer loans	$—	$—	$3,409	$3,409
Residual interests in securitizations	—	—	2,548,574	2,548,574
Collateralized loan obligations	—	—	381,508,024	381,508,024
Preferred Equity Investments	—	—	14,687,438	14,687,438
Corporate bonds	—	18,923,461	—	18,923,461
Interest rate cap	—	13,948,780	—	13,948,780
Total investments at fair value	$—	$32,872,241	$398,747,445	$431,619,686
Liabilities
Reverse repurchase facilities	$—	$180,586,000	$—	$180,586,000
Total liabilities at fair value	$—	$180,586,000	$—	$180,586,000
The Company borrowed $24,296,000 and repaid $40,046,000 relating to repurchase agreements during 2024.
The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2023.

	Level 1	Level 2	Level 3	Total
Assets
Unsecured consumer loans	$—	$—	79,499	$79,499
Residual interests in securitizations	—	—	2,725,658	2,725,658
Collateralized loan obligations	—	—	418,761,852	418,761,852
Corporate bonds	—	16,484,131	—	16,484,131
Interest rate cap	—	20,203,768	—	20,203,768
Total investments at fair value	$—	$36,687,899	$421,567,009	$458,254,908
Liabilities
Reverse repurchase facilities	$—	$196,336,000	$—	$196,336,000
Total liabilities at fair value	$—	$196,336,000	$—	$196,336,000
For the year ended December 31, 2023, the Company had charge-offs of $0 and recoveries of $0 to Level 3 unsecured consumer loans. In addition, the Company borrowed $828,000 and repaid $(610,000) relating to repurchase agreements during 2023.
Refer to Note 9 for details of the unsecured consumer loans.

National Property REIT Corp
Notes to Consolidated Financial Statements
The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2024 and 2023 were as follows:

December 31, 2024
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Unsecured consumer loans	$3,409	Discounted cash flow	Loss-Adjusted Discounted Rate	7.95% - 7.95%	7.95%
			Projected Prepay Rate (% of Current Balance)	1.24% - 1.24%	1.24%
			Projected Loss Rate (% of Current Balance)	1.1% - 1.1%	1.10%
			Recovery Rate	7.50% - 7.50%	7.50%

Residual interests in securitizations	$2,548,574	Discounted cash flow	Forecasted Prepay % of Current Balance	16.19% - 24.05%	19.47%
			Forecasted Default % of Current Balance	13.91% - 14.22%	14.04%
			Severity	92.50% - 92.50%	92.50%
			Discount Rate	20.00% - 20.00%	20.00%

Collateralized loan obligations	$381,508,024	Discounted cash flow	Discount Rate	10.38% - 30.02%	12.78%
			Weighted Average Life	2.64 - 4.83	3.8

Preferred Equity Investments	$14,687,438	Discounted cash flow	Discount Rate	15.00% - 15.00%	15.00%

December 31, 2023
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Unsecured consumer loans	$79,499	Discounted cash flow	Loss-adjusted discounted rate	7.70% - 9.87%	8.05%
			Projected prepay rate	0.0% - 7.46%	5.56%
			Projected loss rate	0.0% - 3.18%	2.84%
			Recovery rate	7.50% - 7.50%	7.50%

Residual interests in securitizations	$2,725,658	Discounted cash flow	Forecasted prepay % of current balance	32.28% - 33.32%	32.87%
			Forecasted default % of current balance	14.03% - 15.68%	14.75%
			Severity	92.50% - 92.50%	92.50%
			Discount rate	20.00% - 20.00%	20.00%

Collateralized loan obligations	$418,761,852	Discounted cash flow	Discount rate	11.05% - 24.02%	12.93%
			Weighted average life	2.1 - 4.6	4.0

National Property REIT Corp
Notes to Consolidated Financial Statements
12.Corporate Bonds
The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.
The outstanding maturity is November 2026 including a bi-annual fixed interest coupon of 7.00%. Relevant details for the corporate bonds as of December 31, 2024 and 2023 are as follows:

December 31, 2024
Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$3,000,000	99.75	$2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	5,000,000	100.00	5,000,000	11/1/2026	7.00%
2/15/2022	WRLD	7,000,000	94.00	6,580,000	11/1/2026	7.00%
3/23/2022	WRLD	2,572,000	87.75	2,256,930	11/1/2026	7.00%
3/30/2022	WRLD	1,250,000	88.25	1,103,125	11/1/2026	7.00%
4/4/2022	WRLD	310,000	88.25	273,575	11/1/2026	7.00%
		$19,132,000		$18,206,130

December 31, 2023
Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$3,000,000	99.75	$2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	5,000,000	100.00	5,000,000	11/1/2026	7.00%
2/15/2022	WRLD	7,000,000	94.00	6,580,000	11/1/2026	7.00%
3/23/2022	WRLD	2,572,000	87.75	2,256,930	11/1/2026	7.00%
3/30/2022	WRLD	1,250,000	88.25	1,103,125	11/1/2026	7.00%
4/4/2022	WRLD	310,000	88.25	273,575	11/1/2026	7.00%
		$19,132,000		$18,206,130
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
13.Reverse Repurchase Facilities
On October 30, 2019, NGL entered into a Master Repurchase Agreement (the “Repo Agreement”) with Nomura Securities International, Inc. (“Nomura”) to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.80% plus SOFR, calculated as T-2 days for the reference rate. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending January 31, 2020, (subsequently extended to March 15, 2020 in the January 15, 2020 amended and restated Repo Agreement), and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to a loan to value ("LTV") greater than 77.5%, NGL Limited must contribute cash or securities to Nomura’s collateral account until the value is below 70%.
On August 5, 2020, NGL agreed to the amended and restated Repo Agreement lowering the maximum borrowing under the agreement to $80,000,000, lowering the minimum LTV from 60% to 50% and reducing the deleveraging requirement from 77.5% to 60% including a drop in LTV from 70% to 50%. On April 27, 2022, NGL amended and restated repurchase agreement to increase the facility maximum to $200,000,000. On October 31, 2023, NGL amended and restated repurchase agreement to extend the scheduled maturity of the facility to November 2, 2026 as well as adjusted the interest rate to 3.30% plus Term SOFR.
Under the terms of the amended and restated Repo Agreement, NGL continues to receive cash up to 60% of the market value of securities. The interest rate at December 31, 2024 was 3MS + 3.30%. For the year ended December

National Property REIT Corp
Notes to Consolidated Financial Statements
31, 2024 and 2023, the Company paid $16,887,541 and $15,689,399 of interest to Nomura, respectively. Should the value of the securities drop to an LTV greater than 50%, NGL Limited must contribute cash or securities to Nomura’s collateral account until the value is below 60%.
The following table presents a summary of our repurchase agreement borrowings and interest as of December 31, 2024 and 2023:

Master Repurchase Agreement	December 31, 2024	December 31, 2023
Beginning Balance	$196,336,000	$196,118,000
Principal Borrowed	24,296,000	828,000
Principal Paid	(40,046,000)	(610,000)
Amortization of debt issuance cost	—	—
Total Outstanding Principal	180,586,000	196,336,000
Less: unamortized debt issuance cost	—	—
Total Outstanding Principal, net of unamortized debt issuance cost	$180,586,000	$196,336,000
14.Mortgages Payable
The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2024 and 2023:

	Mortgage Note	Interest Rate (9)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2024	Outstanding Principal 12/31/2023
1	Abbie Lakes(1)	4.20%	10/1/2024	Interest Only	$—	$9,676,814
2	Brooksedge(1)	4.20%	10/1/2024	Interest Only	—	10,195,876
3	Reserve at Abbie Lakes(1)	4.20%	10/1/2024	Interest Only	—	18,669,576
4	Lakes Edge(1)	4.20%	10/1/2024	Interest Only	—	9,343,130
5	Sunbury Ridge(1)	4.20%	10/1/2024	Interest Only	—	9,713,889
6	Stonebridge(1)	4.20%	10/1/2024	Interest Only	—	14,348,379
7	Jefferson Chase(1)	4.20%	10/1/2024	Interest Only	—	11,345,230
8	Lake Ridge(1)	4.11%	10/1/2024	Interest Only	—	7,455,363
9	Orchard Village(2)	4.43%	12/1/2025	Amortizing	—	24,673,727
10	Sterling Crimson - Loan 1	4.20%	10/1/2026	Amortizing	39,008,489	39,746,264
11	Hawk's Ridge(3)	4.20%	10/1/2026	Amortizing	23,476,018	23,920,024
12	Islander Village	4.20%	10/1/2026	Amortizing	10,213,132	10,406,295
13	Campus Quarters	4.20%	10/1/2026	Amortizing	13,404,735	13,658,262
14	District on Luther	4.20%	10/1/2026	Amortizing	30,315,979	30,889,351
15	Legacy	4.77%	1/1/2029	Amortizing	7,379,799	7,480,000
16	Seasons	4.59%	2/1/2029	Amortizing	151,634,542	153,580,000
17	Abbie Lakes - Loan 2(1)	5.82%	10/1/2024	Amortizing	—	2,473,253
18	Brooksedge - Loan 2(1)	5.82%	10/1/2024	Amortizing	—	2,366,378
19	Reserve at Abbie Lakes - Loan 2(1)	5.82%	10/1/2024	Amortizing	—	2,945,204
20	Lakes Edge - Loan 2(1)	5.84%	10/1/2024	Amortizing	—	4,162,429
21	Sunbury Ridge - Loan 2(1)	5.83%	10/1/2024	Amortizing	—	3,438,348
22	Stonebridge - Loan 2(1)	5.84%	10/1/2024	Amortizing	—	2,694,227
23	Jefferson Chase - Loan 2(1)	5.82%	10/1/2024	Amortizing	—	4,691,141
24	Lake Ridge - Loan 2(1)	5.82%	10/1/2024	Amortizing	—	1,477,163
25	Villages of Baymeadows	4.14%	11/1/2027	Amortizing	73,854,779	75,176,450
26	Casa del Mar	4.14%	11/1/2027	Amortizing	11,807,504	12,018,805
27	Sutton Place	4.03%	12/1/2029	Amortizing	43,676,957	44,044,000
28	Silver Oaks	4.03%	12/1/2029	Amortizing	14,066,789	14,185,000
29	Steeplechase	4.07%	2/1/2028	Amortizing	35,515,982	36,150,558
30	Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,704,634	1,734,294
31	Olentangy Commons	4.43%	6/1/2030	Interest Only	92,876,000	92,876,000
32	Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,525,000	39,525,000
33	Falling Creek	4.52%	9/1/2030	Amortizing	19,261,040	19,335,000

National Property REIT Corp
Notes to Consolidated Financial Statements

	Mortgage Note	Interest Rate (9)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2024	Outstanding Principal 12/31/2023
34	Reserve at Abbie Lakes - Loan 3(1)	5.88%	10/1/2024	Amortizing	—	5,329,017
35	Sunbury Ridge - Loan 3(1)	5.94%	10/1/2024	Amortizing	—	1,161,656
36	Abbie Lakes - Loan 3(1)	5.94%	10/1/2024	Amortizing	—	1,099,291
37	Brooksedge - Loan 3(1)	5.90%	10/1/2024	Amortizing	—	2,269,897
38	Jefferson Chase - Loan 3(1)	5.90%	10/1/2024	Amortizing	—	2,139,657
39	Lake Ridge - Loan 3(1)	5.91%	10/1/2024	Amortizing	—	2,139,961
40	Crown Pointe	4.44%	9/1/2030	Interest Only	89,400,000	89,400,000
41	Lorring Park	4.83%	11/1/2030	Amortizing	47,620,886	47,680,000
42	Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	79,520,000
43	The Isle	3.79%	7/1/2031	Interest Only	21,200,000	21,200,000
44	Druid Hills	4.26%	8/1/2046	Amortizing	78,374,774	79,104,000
45	Abbie Lakes - Loan 4(1)	4.71%	10/1/2024	Amortizing	—	1,420,366
46	Reserve at Abbie Lakes - Loan 4(1)	4.65%	10/1/2024	Amortizing	—	1,348,392
47	Lakes Edge - Loan 3(1)	4.45%	10/1/2024	Amortizing	—	2,596,679
48	Sunbury Ridge - Loan 4(1)	4.67%	10/1/2024	Amortizing	—	2,016,584
49	Stonebridge - Loan 3(1)	4.48%	10/1/2024	Amortizing	—	6,275,646
50	Parcstone	3.14%	11/1/2029	Amortizing	30,076,530	30,127,000
51	Stone Ridge	3.14%	11/1/2029	Amortizing	14,637,437	14,662,000
52	Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	34,196,000
53	University Crossing - Loan 2(4)	5.04%	7/1/2030	Interest Only	—	14,679,000
54	Arlington Park(5)	5.11%	11/1/2030	Amortizing	—	13,485,208
55	Hampton on Jupiter	2.90%	11/1/2032	Interest Only	27,590,000	27,590,000
56	Palmetto Creek	4.57%	9/1/2030	Interest Only	25,865,000	25,865,000
57	Valora at Homewood	2.80%	8/1/2030	Interest Only	63,844,000	63,844,000
58	The Dylan at Fairburn	3.10%	10/1/2026	Interest Only	43,900,000	43,900,000
59	The Dylan at Grayson(6)	3.10%	10/1/2026	Interest Only	—	40,500,000
60	Sutton Place - Loan 2	4.36%	12/1/2029	Amortizing	10,034,502	10,227,961
61	Silver Oaks - Loan 2	4.36%	12/1/2029	Amortizing	4,517,860	4,604,961
62	Chimneys of Greenville	3.10%	2/1/2031	Interest Only	14,075,000	14,075,000
63	The Laurel Apartments	3.06%	3/1/2031	Interest Only	42,025,000	42,025,000
64	The Willows Apartments	3.06%	3/1/2031	Interest Only	19,000,000	19,000,000
65	The Edge at Clear Lake	3.87%	4/1/2033	Interest Only	25,496,000	25,496,000
66	Pear Orchard	3.20%	7/1/2033	Interest Only	38,175,000	38,175,000
67	Lakeshore Landing	3.20%	7/1/2033	Interest Only	16,950,000	16,950,000
68	Reflection Pointe	3.20%	7/1/2033	Interest Only	31,050,000	31,050,000
69	Crosswinds	3.20%	7/1/2033	Interest Only	33,825,000	33,825,000
70	Parcstone	4.60%	11/1/2029	Amortizing	12,649,621	12,666,000
71	Stone Ridge	4.60%	11/1/2029	Amortizing	6,874,100	6,883,000
72	Falling Creek	4.18%	9/1/2030	Amortizing	6,014,338	6,039,000
73	Elliot Norcross(7)	5.35%	12/1/2025	Amortizing	106,850,342	105,494,199
74	West Vue(7)	3.50%	1/1/2025	Interest Only	73,000,000	73,000,000
75	Enclave at Wolfchase	3.67%	4/1/2027	Interest Only	60,000,000	60,000,000
76	Twin Oaks(7)	4.15%	4/1/2025	Interest Only	36,400,873	35,273,726
77	Lancaster Place(7)	4.15%	4/1/2025	Interest Only	29,408,485	29,154,930
78	Rutland Place(7)	4.15%	4/1/2025	Interest Only	24,161,890	23,432,343
79	Southport Crossing	3.46%	4/1/2032	Interest Only	36,075,000	36,075,000
80	Cheyenne	4.71%	6/1/2032	Interest Only	17,656,000	17,656,000
81	Pueblo	4.71%	6/1/2032	Interest Only	20,166,000	20,166,000
82	Stillwater	4.71%	6/1/2032	Interest Only	15,328,000	15,328,000
83	Kokomo	4.71%	6/1/2032	Interest Only	12,753,000	12,753,000
84	Villages of Wildwood - Loan 2	6.80%	8/1/2030	Interest Only	18,868,000	18,868,000
85	Villages of Baymeadows - Loan 2	7.19%	11/1/2027	Amortizing	13,939,469	14,071,371
86	Casa del Mar - Loan 2	7.19%	11/1/2027	Amortizing	3,477,018	3,509,920
87	Pear Orchard - Loan 2	4.50%	7/1/2033	Interest Only	4,800,000	4,800,000
88	Lakeshore Landing - Loan 2	4.50%	7/1/2033	Interest Only	1,005,000	1,005,000
89	Reflection Pointe - Loan 2	4.50%	7/1/2033	Interest Only	2,153,000	2,153,000

National Property REIT Corp
Notes to Consolidated Financial Statements

	Mortgage Note	Interest Rate (9)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2024	Outstanding Principal 12/31/2023
90	Crosswinds - Loan 2	4.50%	7/1/2033	Interest Only	4,776,000	4,776,000
91	Hampton on Jupiter - Loan 2	6.84%	12/1/2032	Interest Only	11,253,000	11,253,000
92	Apex(8)	5.76%	2/1/2031	Interest Only	27,712,000	—
93	Parkton(8)	5.76%	2/1/2031	Interest Only	37,090,000	—
94	Abbie Lakes(1)	5.97%	7/1/2029	Interest Only	21,569,000	—
95	Brooksedge(1)	5.97%	7/1/2029	Interest Only	22,945,000	—
96	Reserve at Abbie Lakes(1)	5.97%	7/1/2029	Interest Only	43,656,000	—
97	Lakes Edge(1)	5.97%	7/1/2029	Interest Only	25,935,000	—
98	Sunbury Ridge(1)	5.97%	7/1/2029	Interest Only	21,372,000	—
99	Stonebridge(1)	5.97%	7/1/2029	Interest Only	31,810,000	—
100	Jefferson Chase(1)	5.97%	7/1/2029	Interest Only	27,625,000	—
101	Lake Ridge(1)	5.97%	7/1/2029	Interest Only	17,195,000	—
	Total outstanding principal				2,193,612,504	2,157,731,195
	Less: unamortized discount and debt issuance costs				(10,936,378)	(11,499,712)
	Total mortgages payable, net of unamortized discount and debt issuance costs				$2,182,676,126	$2,146,231,483
(1) The loans were refinanced on June 28, 2024, as shown in loans #94-#101.
(2) Orchard Village was disposed of on May 30, 2024 (Note 3). The mortgage payable was extinguished at date of sale.
(3) Property is held for sale and disclosed on the consolidated balance sheets.
(4) University Crossing was disposed of on May 9, 2024 (Note 3). The mortgage payable was extinguished at date of sale.
(5) Arlington Park was disposed of on November 18, 2024 (Note 3). The mortgage payable was extinguished at date of sale.
(6) Dylan at Grayson was disposed of on November 14, 2024 (Note 3). The mortgage payable was extinguished at date of sale.
(7) The loan includes two one-year extension options beyond the disclosed initial maturity date.
(8) Apex and Parkton were purchased on January 19, 2024.
	(9) Floating interest rates are indexed to the one month USD SOFR. Rates noted are as of December 31, 2024.
On May 9, 2024, in connection with the sale of University Crossing, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $14,679,000. As a result, the Company recognized a gain on early extinguishment of debt of $146,790, which is included within interest expense on the consolidated statements of operations.
On May 30, 2024, in connection with the sale of Orchard Village, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $24,469,141. As a result, the Company recognized a gain on early extinguishment of debt of $244,691, which is included within interest expense on the consolidated statements of operations.
On November 14, 2024, in connection with the sale of The Dylan at Grayson, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $40,500,000. As a result, the Company recognized a gain on early extinguishment of debt of $0, which is included within interest expense on the consolidated statements of operations.
On November 18, 2024, in connection with the sale of Arlington Park, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $13,402,578. As a result, the Company recognized a gain on early extinguishment of debt of $134,026, which is included within interest expense on the consolidated statements of operations.
On October 27, 2023, in connection with the sale of West 22, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $49,343,602. As a result, the Company recognized a gain on early extinguishment of debt of $245,147, which is included within interest expense on the consolidated statements of operations.
Future scheduled principal payments of mortgage payable are as follows: $116,835,723 (2025), $124,757,221 (2026), $129,596,341 (2027), $132,716,486 (2028), $134,013,360 (2029), and $1,555,693,373 (thereafter).
15.Ground Leases
The Company entered into ground lease agreements through acquisition of Druid Hills and West Vue. If the Company has right to extend the term of a ground lease, such option period has been included within the calculation of the right of use assets and lease liabilities. The Company incurred initial costs of $15,689,752 to acquire the leases, which is included in the right of use assets and amortized over the life of the lease. As of December 31, 2024 and 2023, the right-of-use asset were $34,620,076 and $22,232,919, respectively. As of December 31, 2024 and 2023, the lease liability was $27,913,957 and $27,415,908, respectively. During the years ended December 31, 2024 and 2023, the lease expense recognized on a straight-line basis was $4,274,940 and $4,263,995, respectively, and is included in property operating expenses on the accompanying consolidated statements of operations.

National Property REIT Corp
Notes to Consolidated Financial Statements
The Company utilized the risk-free rate over the term of each lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which ranged between 4.26% and 7.11%.
The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2024:

Category	Term
Weighted avg. of remaining term - operating leases (months)	938
Weighted avg. of remaining term - operating leases (years)	78
Weighted avg. of annual discount rate - operating leases	6.04%
The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2023:

Category	Term
Weighted avg. of remaining term - operating leases (months)	947
Weighted avg. of remaining term - operating leases (years)	79
Weighted avg. of annual discount rate - operating leases	6.04%
The future minimum lease payments to be paid under noncancelable leases in effect as of December 31, 2024 are as follows:

Year	Payment
2025	$1,459,777
2026	1,487,692
2027	1,516,166
2028	1,545,209
2029	1,574,834
Thereafter	373,658,492
Total	381,242,170
Less: lease discount	(353,328,212)
Lease liabilities	$27,913,958
Total cash paid for amounts included in lease liabilities for the years ended December 31, 2024 and 2023 are $1,434,670 and $1,407,794, respectively.
In addition, as of December 31, 2024 and 2023, the Company also has an equipment lease liability of $61,900 and $140,377, respectively.
16.Income Taxes
Income taxes consisted of the following for the years ended:

	December 31, 2024	December 31, 2023
Current federal tax benefit (expense)	$1,230	$(3,573)
Income tax benefit (expense)	$1,230	$(3,573)
17.Equity
As of December 31, 2024 and 2023, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company’s sole common stockholder. As of December 31, 2024 and 2023, the Company paid an aggregate of $876,160,619 and $876,160,619 of dividends on common shares, respectively.
As of December 31, 2024 and 2023, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share’s purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the

National Property REIT Corp
Notes to Consolidated Financial Statements
Company. As of December 31, 2024 and 2023, the Company paid an aggregate of $297,999 and $282,374 of dividends on Series A preferred shares, respectively.
18.Related Party Transactions
On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC.
In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,616,667 and $2,575,000 for the years ended December 31, 2024 and 2023, respectively, which are included in management fees in the accompanying consolidated statements of operations.
On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2024 and 2023, the Company incurred professional service fees of $1,313,141 and $2,088,611, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2024 and 2023, $664,324 and $595,697, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the consolidated balance sheets.
As of December 31, 2024, $117,199, $21,067 and $0 is due to Prospect, Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the consolidated balance sheets.
As of December 31, 2023, $4,617, $1,221 and $3,307,281 is due to Prospect, PCM and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the consolidated balance sheets.
The Company generally incurs a 2.0% to 3.0% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2024 and 2023, the Company incurred structuring fees of $376,914 and $0, respectively.
The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2.0% - 5.0% of the gross monthly rents to the property managers. For the years ended December 31, 2024 and 2023, property management fees were $9,944,720 and $9,685,549, respectively, and are included in management fees in the consolidated statements of operations.
The Company also pays a monthly asset management fee up to 2.00% of the gross monthly rents to the property managers. For the years ended December 31, 2024 and 2023, asset management fees were $2,859,977 and $2,858,917, respectively. These amounts are included in the management fee line item in the accompanying consolidated statements of operations.
As of December 31, 2024 and 2023, $6,980,300 and $6,127,755 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying consolidated balance sheets.
The property management agreements also stipulate that a construction management fee up to 5.0% of project cost is to be paid to the property managers. For the years ended December 31, 2024 and 2023, capitalized construction management fees were $8,322,254 and $6,919,885, respectively, and are included within building and improvements in the accompanying consolidated balance sheets.
The Company generally incurs an acquisition fee from 0.5% to 1.0% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2024 and 2023, the Company incurred acquisition fees of $376,914 and $0, respectively. The amounts related to the years ended December 31, 2024 and 2023 have been capitalized and included in real estate assets in the accompanying consolidated balance sheets.

National Property REIT Corp
Notes to Consolidated Financial Statements
In connection with the acquisitions of properties together with non-controlling joint venture partners, the Company will sometimes retain a portion of the partners’ acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2024 and 2023, $0 and $528,000, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2024 and 2023, $2,461,590 and $1,877,499, respectively, of deferred acquisition fees were retained by the Company and included within due to affiliates on the consolidated balance sheets.
The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2024 and 2023, unreimbursed advances and other amounts due to related parties were $2,193,539 and $1,197,781, respectively, and are recorded by the Company as due to affiliates on the consolidated balance sheets.
19.Senior Secured Term Loans - Related Party
NPRC Credit Agreement
On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. As of December 31, 2024 and 2023, the total commitment was $2,700,000,000 and $2,700,000,000, respectively.
On November 9, 2022, the Company amended the Credit Agreement. The amendment resulted in a new tranche of senior secured Term Loan E ("TLE"). Under the amended and restated Credit Agreement, the new TLE incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 5.00%, plus 2.00%, and PIK interest of 7.00%.
On June 30, 2023, the Company amended the Credit Agreement to replace 3M USD LIBOR rate with 3M SOFR.
On September 30, 2023, the Company amended the Credit Agreement to update term loan cash and PIK interest rates, which are summarized in the next page. The maturity date of the senior secured term loans under the amended Credit Agreement is March 31, 2026.
On July 11, 2025, the Company amended the Credit Agreement to extend the maturity date to March 31, 2027.
The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2024, the Company has voluntarily pre-paid in aggregate $135,256,253 of the Term Loan A and B and incurred a prepayment penalty of $272,563. During the year ended December 31, 2023, the Company had voluntarily pre-paid in aggregate $86,950,000 of the Term Loan A and B and incurred a prepayment penalty of $245,000.
The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the residual profit earned during the applicable period. The Company determines the residual profit as all gross receipts from operations received by the Company less the sum of operating expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.
Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.
The Company generally incurs structuring fees from restructuring or refinancing the Credit Agreement, which are deferred and amortized over the life of the senior secured term loan. The structuring fees are capitalized as a direct offset to the term loan balance on the consolidated balance sheets. For the years ended December 31, 2024 and 2023, the Company incurred $0 and $15,475,530 of structuring fees for borrowings under the senior secured term loans, respectively. For the years ended December 31, 2024 and 2023, $7,925,504 and $4,729,980 were amortized and recorded within interest expense on the consolidated statements of operations, respectively.

National Property REIT Corp
Notes to Consolidated Financial Statements
The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2024 and 2023:

	As of December 31, 2024
Senior Secured Term Loan	Cash Rate	PIK Rate	Outstanding Principal
Term Loan A	3M SOFR(1) + 0.25%	2.00%	$647,314,155
Term Loan B	3M SOFR(2) + 0.26161% + 2.00%	—%	20,630,000
Term Loan C	3M SOFR(3) + 0.26161% + 10.00%	2.25%	155,000,000
Term Loan D	3M SOFR(1) + 0.25%	2.00%	183,425,355
Term Loan E	3M SOFR(4) + 1.50%	7.00%	51,746,761
Total outstanding principal			1,058,116,271
Less: unamortized debt issuance costs			(8,251,060)
Total senior secured term loans, net of debt issuance costs			$1,049,865,211
(1) Rates are accrued at minimum SOFR floor of 400 basis points
(2) Rates are accrued at minimum SOFR floor of 300 basis points
(3) Rates are accrued at minimum SOFR floor of 100 basis points
(4) Rates are accrued at minimum SOFR floor of 550 basis points

	As of December 31, 2023
Senior Secured Term Loan	Cash Rate	PIK Rate	Outstanding Principal
Term Loan A	3M SOFR(1) + 0.25%	2.00%	$589,538,045
Term Loan B	3M SOFR(2) + 0.26161% + 2.00%	—%	20,630,000
Term Loan C	3M SOFR(3) + 0.26161% + 10.00%	2.25%	210,000,000
Term Loan D	3M SOFR(1) + 0.25%	2.00%	183,425,355
Term Loan E	3M SOFR(4) + 1.50%	7.00%	14,107,431
Total outstanding principal			1,017,700,831
Less: unamortized debt issuance costs			(14,851,909)
Total senior secured term loans, net of debt issuance costs			$1,002,848,922
(1) Rates are accrued at minimum SOFR floor of 400 basis points
(2) Rates are accrued at minimum SOFR floor of 300 basis points
(3) Rates are accrued at minimum SOFR floor of 100 basis points
(4) Rates are accrued at minimum SOFR floor of 550 basis points
For the year ended December 31, 2024, the Company incurred $71,203,844, $23,879,730, and $39,707,599 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2024, a total of $23,813,828 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2024, $174,732 of cash interest and $65,902 of PIK interest is recorded by the Company as due to affiliates on the consolidated balance sheets.
For the year ended December 31, 2023, the Company incurred $76,247,081, $27,856,774, and $54,042,137 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2023, a total of $27,680,343 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2023, $568,240 of cash interest and $176,432 of PIK interest is recorded by the Company as due to affiliates on the consolidated balance sheets.

National Property REIT Corp
Notes to Consolidated Financial Statements
20.Commitments and Contingencies
The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third-party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company’s insurance policies are self insured; however, management does not believe that this exposure will have a material adverse effect on the Company’s consolidated financial position or results of operations.
Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.
The Company may at times issue certain loan guarantees to obtain financing related to the Company’s investments. These guarantees may include but are not limited to repayment guarantees, completion guarantees, and debt ratio guarantees to certain lenders of the Company’s investments in real estate assets. Under certain guarantees, the Company may be liable in the event of fraud, misappropriation, environmental liabilities and other recourse obligations. As of December 31, 2024, the Company has not violated any of these guaranty provisions.
21.Subsequent Events
On February 27, 2025, the Company sold Hawks Ridge to an unaffiliated third party for a gross sales price of $25,250,000. The Company recognized a loss of $242,606 in connection with the sale.
On January 30, 2025, the Company sold World Bond to an unaffiliated third party for gross sales price of $19,036,340.
On February 21, 2025, the Company sold Upstart 2021-1 to an unaffiliated third party for gross sales price of $1,479,680.
On May 9, 2025, Upstart 2021-2 sold to an unaffiliated third party for gross sales price of $1,236,299.
During the period March 1, 2025 through June 2, 2025, 87 CLOs sold to an unaffiliated third party for a gross sales prices of $298,403,653.
On July 1, 2025, proceeds of $5,907,016 were received from a partial repayment of a CLO investment.
On July 11, 2025, the Company amended the Credit Agreement to extend the maturity date to March 31, 2027.
The Company has evaluated subsequent events through July 15, 2025, the date of which these consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements.